Exhibit 99.1

BTCS Appoints Veteran Finance Executive Andrew Lee as CFO

Silver Spring, MD – (Globe Newswire – June 28, 2021) – BTCS Inc. (OTCQB: BTCS) (“BTCS” or the “Company”), a blockchain technology focused company, today announced the appointment of Andrew Lee as Chief Financial Officer.

Mr. Lee was previously an Executive/Entrepreneur-in-Residence at Kylin Management, a multibillion-dollar Tiger Cub hedge fund. He spearheaded private investments, investing alongside names like Thiel Capital and Soros Fund Management. Prior to this, Mr. Lee worked for Apple and for bulge bracket investment banks. He holds an MBA from Wharton.

“We are thrilled to welcome Andrew to the BTCS team,” commented Charles Allen, CEO of BTCS. “With a significantly strengthened balance sheet from successful registered direct offerings this year, we are entering an exciting new phase of corporate development and having someone of Andrew’s caliber onboard as we scale operations and pursue potential high-reward opportunities will be a great asset moving forward.”

“BTCS is an early pioneer in the blockchain space and has built a tremendous track record of public company firsts,” commented Mr. Lee. “With the resources to execute on its strategy, combined with positive tailwinds from growing adoption of DeFi solutions and increasing popularity of NFTs, this is an extremely exciting time to join BTCS. I look forward to applying my years of experience and having a positive impact on the organization as we work to grow value for our shareholders.”

About BTCS:

BTCS is an early mover in the blockchain and digital currency ecosystems and the first “Pure Play” U.S. publicly traded company focused on blockchain infrastructure and technology. The Company through its blockchain infrastructure operation secures ethereum’s proof-of-stake blockchain by actively processing and validating blockchain transactions and is rewarded with digital assets. The Company is developing a proprietary Staking-as-a-Service platform to allow users to stake and delegate supported cryptocurrencies through a non-custodial platform. The Company is also developing a proprietary digital asset data analytics platform that allows users to consolidate their crypto trades from multiple exchanges onto a single platform, enabling users to view and analyze their performance, risk metrics, and potential tax implications. The Company employs a digital asset treasury strategy with a primary focus on disruptive non-security protocol layer assets such as bitcoin and ethereum. For more information visit: www.btcs.com.

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

Phone: (407) 491-4498

dave@redchip.com